Exhibit 5.1

6 July, 2018
284-852-1111
audrey.robertson@conyersdill.com
Establishment Labs Holding Inc.
Commerce House
Wickhams Cay 1,
Road Town, Tortola
British Virgin Islands

Dear Sirs,

Re:	Securities Being Registered under Registration Statement on Form S-1 of Establishment Labs Holding Inc. (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the initial public offer of an aggregate of 3,593,750 common shares, which includes 3,125,000 common shares subject to an option to purchase an additional 468,750 shares granted to the underwriters by the Company (the “Common Shares”).

We have reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on 6 July, 2018, resolutions in writing signed by all the directors of the Company and dated 9 November, 2016 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated 6 July, 2018, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of filing the Registration Statement and the issuance of the Common Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized and, upon issuance and delivery against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

Conyers Dill & Pearman

/s/ Conyers Dill & Pearman